CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated April 17, 2017 with respect to the financial statements of Northsight Capital, Inc., in its registration statement on Form S-1/A relating to the registration of 38,241,793 shares of common stock. We also consent to the reference to our firm under the caption “Experts” in such registration statement.

/s/ Sadler, Gibb & Associates, LLC

Sadler, Gibb & Associates, LLC

Salt Lake City, UT

March 21, 2018